Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Record First Quarter Earnings

EMLENTON, Pa., April 21, 2021 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $2.2 million, or $0.79 per diluted common share, for the three months ended March 31, 2021, an increase of $984,000, or 82.7%, from $1.2 million, or $0.44 per diluted common share, reported for the comparable period in 2020.  The increase in net income for the three months ended March 31, 2021 compared to the same period in 2020 resulted from increases in net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “Now an entire year into the pandemic, the Bank has proven its strength and resiliency as demonstrated through sound earnings, continued strong credit quality and tremendous balance sheet growth.   We are pleased to continue lending under the Small Business Administration's Paycheck Protection Program through which we have provided an additional $22.8 million of loans to 274 local small businesses during the first quarter of 2021.  We remain focused on meeting our customers' needs, ensuring the well-being of our employees and supporting our communities by operating in a safe and socially responsible manner and we are cautiously optimistic that the burdens of the pandemic will ease in the year ahead."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $984,000, or 82.7%, to $2.2 million, or $0.79 per diluted common share, for the three months ended March 31, 2021, compared to net income of $1.2 million, or $0.44 per diluted common share for same period in 2020.  The increase resulted from increases in net interest income and noninterest income of $962,000 and $27,000, respectively, and a $517,000 decrease in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes of $324,000 and $198,000, respectively.

Net interest income increased $962,000, or 14.4%, to $7.7 million for the three months ended March 31, 2021 from $6.7 million for the same period in 2020. The increase in net interest income resulted from an increase in interest income of $195,000, or 2.2%, and a decrease in interest expense of $767,000, or 34.7%.  The increase in interest income was driven by an $80.2 million increase in the average balance of loans outstanding as a result of record loan production during 2020 and the addition of Paycheck Protection Program (PPP) loans in the second and third quarters of 2020 and the first quarter of 2021.  During the three months ended March 31, 2021,  the Corporation recognized $713,000 of interest income related to the PPP loans.  Partially offsetting this increase in interest income from the additional loan volume, the Corporation experienced a 26 basis point decrease in the yield on loans to 4.21% for the three months ended March 31, 2021 from 4.47% for the same period in 2020.  Without the PPP loans, the Corporation would have experienced a 49 basis point decrease in the yield on loans to 3.98% for the three months ended March 31, 2021.  The Corporation's cost of funds decreased 44 basis points to 0.64% for the three months ended March 31, 2021 from 1.08% for the same period in 2020, resulting in an $832,000 decrease in interest expense.  The decrease in the cost of funds was partially offset by a $172,000 increase in interest expense caused by a $61.0 million increase in average interest-bearing deposits to $693.8 million for the three months ended March 31, 2021 from $632.9 million for the same period in 2020.

The provision for loan losses decreased $517,000, or 65.3%, to $275,000 for the three months ended March 31, 2021 from $792,000 for the same period in 2020. The provision for loan losses for the first quarter of 2020 was driven by a $39.4 million increase in loan portfolio balances and the addition of a specific pandemic qualitative factor to the allowance for loan losses calculation.   Criticized and classified loans decreased $1.6 million during the quarter ended March 31, 2021 to $42.8 million, or 4.0%, of total assets from $44.4 million, or 4.3%, of total assets at December 31, 2020.

Noninterest income increased $27,000, or 2.6%, to $1.1 million for the three months ended March 31, 2021 from $1.0 million for the same period in 2020 due to increases in gains on the sale of loans and other income of $102,000 and $101,000, respectively, partially offset by decreases in fees and service charges and gains on the sale of securities of $125,000 and $52,000, respectively.  The increase in other income was primarily related to an increase in interchange fee income as a result of easing pandemic restrictions leading to an increase in consumer spending. The decrease in fees and service charges was primarily due to a decline in overdraft charges.

Noninterest expense increased $324,000, or 5.9%, to $5.8 million for the three months ended March 31, 2021 from $5.5 million for the same period in 2020. The increase was primarily attributable to increases in compensation and benefits expense, premises and equipment expense, FDIC insurance expense, professional fees and other noninterest expense of $111,000, $68,000, $54,000, $49,000 and $45,000, respectively.

The provision for income taxes increased $198,000, or 81.5%, to $441,000 for the three months ended March 31, 2021 from $243,000 for the same period in 2020 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $35.4 million, or 3.4%, to $1.1 billion at March 31, 2021 from $1.0 billion at December 31, 2020.  The increase in assets was driven primarily by an increase in securities and cash and equivalents of $28.8 million and $20.5 million, respectively, partially offset by a $14.8 million decrease in net loans receivable.  Liabilities increased $36.0 million, or 3.8%, to $976.8 million at March 31, 2021 from $940.8 million at December 31, 2020 due to an increase in customer deposits of $32.6 million.

Nonperforming assets decreased $789,000 to $3.7 million, or 0.34% of total assets at March 31, 2021, compared to $4.4 million, or 0.43% of total assets at December 31, 2020.  Classified and criticized assets decreased $1.6 million to $42.8 million or 4.0% of total assets at March 31, 2021, compared to $44.4 million or 4.3% of total assets at December 31, 2020.  Classified and criticized assets remain elevated largely due to the impact of COVID-19 on the hospitality loan portfolio.  At March 31, 2021 the Corporation's hotel portfolio totaled $34.6 million, of which $30.1 million was rated classified or criticized.

The COVID-19 pandemic has impacted the global and local economies and some customers' ability to continue making timely loan payments.  The Bank addressed the challenges of those facing hardship due to the pandemic by granting payment deferrals on 402 loans, which totaled $108.1 million.  At March 31, 2021, 29 loans totaling $33.9 million remained on deferral, including loans associated with borrowers within the hospitality industry totaling $30.1 million.  The Bank continues to carefully monitor these loans and the entire loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity decreased $610,000 to $90.9 million at March 31, 2021 from $91.5 million at December 31, 2020 primarily due to a $2.1 million decrease in accumulated other comprehensive income, partially offset by a $1.4 million increase in retained earnings as a result of $2.2 million of net income available to common stockholders, partially offset by $816,000 of common dividends paid.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 8.5% of total assets.  Book value per common share was $31.85 at March 31, 2021, compared to $32.07 at December 31, 2020.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2021	2020

Interest income	$9,098	$8,903
Interest expense	1,446	2,213
Net interest income	7,652	6,690
Provision for loan losses	275	792
Noninterest income	1,052	1,025
Noninterest expense	5,814	5,490
Income before provision for income taxes	2,615	1,433
Provision for income taxes	441	243
Net income available to common stockholders	$2,174	$1,190

Basic earnings per common share	$0.80	$0.44
Diluted earnings per common share	$0.79	$0.44
Dividends per common share	$0.30	$0.30

Return on average assets (1)	0.86%	0.52%
Return on average equity (1)	9.63%	5.48%
Return on average common equity (1)	10.09%	5.75%
Yield on average interest-earning assets	3.85%	4.18%
Cost of average interest-bearing liabilities	0.81%	1.31%
Cost of funds	0.64%	1.08%
Net interest margin	3.24%	3.15%
Efficiency ratio	66.13%	70.93%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2021	12/31/2020

Total assets	$1,067,711	$1,032,323
Cash and equivalents	57,916	37,439
Securities	141,884	113,056
Loans, net	785,550	800,413
Intangible assets	20,504	20,543
Deposits	926,227	893,627
Borrowed funds	32,050	32,050
Common stockholders' equity	86,664	87,274
Stockholders' equity	90,870	91,480

Book value per common share	$31.85	$32.07

Net loans to deposits	84.81%	89.57%
Allowance for loan losses to total loans	1.22%	1.18%
Nonperforming assets to total assets	0.34%	0.43%
Stockholders' equity to total assets	8.51%	8.86%
Shares of common stock outstanding	2,721,212	2,721,212